Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Second Quarter Financial Results

CAMBRIDGE, MA, July 27, 2005 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the second quarter ended June 30, 2005.  The Company will host a webcast and conference call at 10 am (ET) this morning to report these financial results and corporate progress for the quarter, and to provide an update on the Company’s lead DX-88 program in hereditary angioedema (HAE).

Financial Results:

For the quarter ended June 30, 2005, the Company reported a net loss of $7.9 million or $0.23 per share, as compared to a net loss of $8.2 million or $0.26 per share for the comparable quarter in 2004.  For the six months ended June 30, 2005, the Company reported a net loss of $16.4 million or $0.50 per share, as compared to a net loss of $15.6 million or $0.50 per share for the comparable six month period in 2004.

Revenues for the quarter ended June 30, 2005 increased by 64% to $6.7 million as compared to $4.1 million for the same period in 2004.  Revenues for the six month period ended June 30, 2005 increased by 6.4% to $10.4 million as compared to $9.8 million in the comparable six month period in 2004.  The revenue increase for the quarter was primarily due to the recognition of a fully paid $1.5 million patent license option fee, a $1.1 million increase in reimbursable manufacturing expenses arising from our DX-890 product collaboration with Debiopharm S.A., and a $441,000 increase in other licensing activities.  Revenue associated with our collaboration with Debiopharm may vary substantially from quarter to quarter due to the timing of production activities.  These increases were partially offset by a $443,000 decrease in funded research revenue under existing and continuing relationships.

Research and development expenses for the quarter ended June 30, 2005 increased $4.6 million to $14.1 million as compared to $9.5 million for the same period in 2004.  For the six month period ended June 30, 2005, research and development expenses increased $4.8 million to $24.6 million as compared to $19.8 million for the same period in 2004.  The increase in research and development expense for the quarter was primarily due to an increase of $3.7 million in manufacturing expenses and clinical and preclinical trial costs related to the development of DX-88 for HAE, as well as a $1.1 million increase of manufacturing expenses arising from our DX-890 product collaboration with Debiopharm S.A..

The development of DX-88 for HAE is jointly managed and funded by Dyax and Genzyme Corporation under our Dyax-Genzyme LLC joint venture (“the LLC”).  The expenses incurred by Dyax on the DX-88 program for HAE are included in overall research and development expenses, and are then reimbursed by the LLC.   In turn, Dyax and Genzyme each fund one half of the LLC’s total expenses.  For the quarter ended June 30, 2005, $6.1 million of the Company’s research and development expense was reimbursed by the joint venture, and Dyax recognized a loss of $3.4 million, representing its portion of the LLC’s net loss.

As of June 30, 2005, Dyax had approximately $65.9 million in net cash (cash, cash equivalents, and short term investments, exclusive of restricted cash), an increase of $8.8 million from December 31, 2004.  This increase reflects net proceeds of approximately $23.5 million from the Company’s registered direct offering of common stock that occurred in May 2005.

Henry E. Blair, Chairman, President and CEO of Dyax stated, “We continued to make progress during the second quarter, particularly in the development of DX-88 for the treatment of hereditary angioedema.  New data from two important trials reaffirm our strategy of initiating our pivotal Phase III trial using subcutaneously administered DX-88.  We are pleased to advance the most conveniently administered product for HAE patients and physicians and we remain resolute in our commitment, together with Genzyme, to bring DX-88 to market as the drug of choice.  Our timelines are unchanged; we look forward to initiating our pivotal study before year end and to commencing our BLA filing in 2006, with approval expected in the U.S. in 2007, followed by approval in the E.U.”

Mr. Blair continued, “Several of our collaborators’ clinical programs are also moving forward.  During the quarter, Amgen advanced a Dyax-discovered peptide into late stage clinical trials.  Clinical programs also advanced at ImClone Systems and Epix Pharmaceuticals using antibodies and peptides, respectively, from Dyax’s libraries.  Our Discovery Research team continues to make excellent strides in building Dyax’s pipeline.  At the Drug Discovery Technology Conference in Boston in August, we will be presenting animal data on one of our new leads.  Overall I’m extremely pleased with the Company’s achievements during the quarter.”

2005 Guidance:

Regarding Dyax’s guidance for the remainder of this year, Stephen S. Galliker, Executive Vice President, Finance and Administration and Chief Financial Officer for Dyax remarked, “The proceeds received from our May financing strengthened our balance sheet.  We expect that existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenues and collaborations will be sufficient to continue to support our current operating plans into 2007.  We remain on track with our guidance for net cash consumption of approximately $30 million for the year.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss second quarter 2005 financial results and company progress.

Date:	Wednesday, July 27, 2005
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-831-6243
International callers, dial 617-213-8855
Passcode I.D. 68930942
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through August 27, 2005 and can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode I.D. for all callers is 25927667.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary phage display drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

DX-88 and DX-890 are recombinant small proteins that are currently in clinical trials for their therapeutic potential in three separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is ongoing, and a pivotal Phase III trial is planned.

Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is in partnering discussions for further development of DX-88 in this indication.  For DX-890, Debiopharm S.A., has completed two Phase IIa trials and is now conducting a Phase IIb trial of DX-890 for the treatment of cystic fibrosis (CF).  Both compounds have orphan drug designation in the US and EU, and DX-88 also has Fast Track designation in the US for the treatment of HAE.

DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, cash resources, antibody discovery technology, clinical trials of DX-88, and collaborations.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including the timing and results of clinical trials, regulatory review of Dyax’s products and related trials for approval, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned research and development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

-   financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands, except share and per share data)
Product development and license fee revenues	$6,693	$4,074	$10,400	$9,771

Operating expenses:
Research and development	14,064	9,499	24,626	19,831
less: Research and development expenses reimbursed by joint venture	(6,054)	(2,299)	(10,082)	(3,809)
Equity loss in joint venture	3,357	1,334	5,551	2,216
General and administrative	3,393	3,686	6,830	6,961
Total operating expenses	14,760	12,220	26,925	25,199

Loss from operations	(8,067)	(8,146)	(16,525)	(15,428)
Other income (expense), net	142	(30)	153	(183)

Net Loss	$(7,925)	$(8,176)	$(16,372)	$(15,611)

Basic and diluted net loss per share	$(0.23)	$(0.26)	$(0.50)	$(0.50)

Shares used in computing basic and diluted net loss per share	34,167,525	31,192,426	32,881,639	30,916,949

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	June 30,	December 31,
	2005	2004
	(In thousands)
Cash and cash equivalents	$9,129	$6,978
Short-term investments	56,815	50,163
Restricted cash	4,493	4,642
Working capital	55,781	46,832
Total assets	90,039	82,760
Stockholders’ equity	55,308	47,831

# # #